SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              CHANCELLOR GROUP INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                  15883D 10 1
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                                 (CUSIP Number)

                                April 5, 2002
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            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-(c)

          [_]  Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.15883D 10 1                 13G                    Page  2 of  6  Pages

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A

                             KOALA PICTURES PTY LTD

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          AUSTRALIA

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  NUMBER OF    5.   SOLE VOTING POWER
                         6,460,000
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                         N/A
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                         6,460,000
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                         N/A
    WITH
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         6,460,000

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         13.74%
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12.  TYPE OF REPORTING PERSON*

                         CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   15883D 10 1           13G                      Page  3  of  6 Pages


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Item 1(a).  Name of Issuer:

          CHANCELLOR GROUP INC.

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Item 1(b).  Address of Issuer's Principal Executive Offices:

          1800 E. Sahara, Suite 107
          Las Vegas, Nevada  89104

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Item 2(a).  Name of Person Filing:

          KOALA PICTURES PTY LTD

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Item 2(b).  Address of Principal Business Office, or if None, Residence:

          P O BOX 5103
          BURNLEY, VICTORIA, AUSTRALIA  3121

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Item 2(c).  Citizenship:

          AUSTRALIA

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Item 2(d).  Title of Class of Securities:

          COMMON STOCK

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Item 2(e).  CUSIP Number:

          15883D 10 1

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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
                                       N/A

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d)       [_]  Investment   company  registered  under  Section  8  of  the
               Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

CUSIP No. 15883D 10 1              13G                      Page 4  of 6 Pages

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
               6,460,000

     (b)  Percent of class:
               13.74%

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                       ,
                    6,460,000

          (ii)  Shared power to vote or to direct the vote                     ,
                    N/A

          (iii) Sole power to dispose or to direct the disposition of          ,
                    6,460,000

          (iv)      Shared power to dispose or to direct the disposition of N/A


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Item 5.  Ownership of Five Percent or Less of a Class.

                    N/A
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                    N/A
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CUSIP No. 15883D 10 1              13G                      Page 5 of 6 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    N/A
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Item 8.  Identification and Classification of Members of the Group.

                    N/A
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Item 9.  Notice of Dissolution of Group.

                    N/A
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Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 15883D 10 1              13G                      Page 6  of 6 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    June 11, 2002
                                        ----------------------------------------
                                                        (Date)

                                                  KOALA PICTURES PTY LTD
                                                      /S/ Maxwell Grant
                                        ----------------------------------------
                                                      (Signature)

                                                  Maxwell Grant, Director

                                        ----------------------------------------
                                                      (Name/Title)


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).